Exhibit 10.3(b)

Second Amendment to Commercial Lease

The Parties hereto, Prospect Fifth Ave LLC, (“Landlord”) and Ardelyx, Inc. ( “Tenant”) are Parties under a certain Commercial Lease dated December 30, 2020 and a First Amendment of Lease dated April 9, 2021 (jointly the “Lease Agreement”) for approximately 12,864 rentable square feet on the second (2nd) and third (3rd) floors at 400 Fifth Avenue, Waltham, MA (“Building”), Suites 210 and 300, hereby agree as follows:

WHEREAS, the Parties have agreed to amend the Lease Agreement by this Second Amendment to Commercial Lease (“Second Amendment”) to expand the Leased Premises and to adjust relevant provisions of the Lease Agreement pursuant to the terms and conditions stated herein. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Lease Agreement.

NOW THEREFORE, for mutual consideration, the receipt of which is hereby acknowledged by both Parties, effective on and after the date this Second Amendment is fully executed by both Parties, Landlord and Tenant hereby agree to amend the Lease Agreement as follows:

1.2.    BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Premises Rentable Area ” on page 3 and replace with the following:

Initial Premises and Expansion Premises Rentable Area: The Initial Premises shall be approximately 12,864 rentable square feet on the second (2nd) and third (3rd) floors of the Building, Suites 210 and 300. The Expansion Premises shall be approximately 4,247 rentable square feet on the third (3rd) floor of the Building, Suite 310. Unless otherwise expressly stated, all references to “Premises” or “Leased Premises” shall apply to and include both the Initial Premises and the Expansion Premises totaling approximately 17,111 rentable square feet upon the Expansion Premises Commencement Date.

1.2.    BASIC DATA:
Section 1.2 is hereby amended so as to add the following provision “Expansion Premises Commencement Date” on page 3 with the following:

Expansion Premises Commencement Date: The Expansion Premises Commencement Date shall be September 1, 2023 which shall be the date which Landlord gives possession of the Expansion Premises to Tenant in “AS-IS” condition.

1.2.    BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Escalation Factor” on page 3 and replace with the following:

Escalation Factor: 11.34%, as computed in accordance with the Escalation Factor Computation and upon the Expansion Premises Commencement Date of September 1, 2023 the Escalation Factor shall increase to 15.09%, as computed in accordance with the Escalation Factor Computation.

1.2.    BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Premises” on page 4 and replace with the following:

Premises: The portion of the 2nd (Suite 210) and 3rd (Suite 300) floors of the Building shown on Exhibit A annexed to the Lease Agreement. Upon the Expansion Premises Commencement Date, the portion of the 3rd (Suite 310) floor of the Building shall also be included within the definition of Premises.

1.2.    BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provisions “Basic Rent” and “Additional Free Rent” on pages 1 through 2 and replace with the following:

Basic Rent: Monthly Period	per r.s.f.	Monthly Payment
5/1/2021 – 4/30/2022*	$27.75	$29,748.00
5/1/2022 – 4/30/2023	$28.44	$30,487.68
5/1/2023 – 8/31/2023	$29.15	$31,248.80
9/1/2023 – 4/30/2024	$29.15	$41,565.47
5/1/2024 – 4/30/2025	$29.88	$42,606.39
5/1/2025 – 4/30/2026	$30.63	$43,675.83
5/1/2026 – 7/31/2026	$31.40	$44,773.78
*subject to Free Base Rent Period.

1.2.    BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Security Deposit” on page 3 and replace with the following:

Security Deposit: $62,497.60, to be deposited with Landlord at Lease Execution and held as described in Section 14.17, which may be in cash or in the form of a letter of credit. Additional $21,680.94 shall be deposited with Landlord upon the execution of this Second Amendment and held as described in Section 14.17 for a total security deposit amount of
$84,178.54.

2.2(a). APPURTENANT RIGHTS AND RESERVATIONS.
Section 2.2(a) is hereby amended so as to delete the terms “thirty four (34) parking spaces” on page 4 and replace with the following:
fifty eight (58) parking spaces

Article IV – COMMENCEMENT AND CONDITION
Article IV and Sections 4.1 through 4.4 are hereby deleted as moot.

14.22. BROKERAGE:
Section 14.22 is hereby amended with the addition of the following:

Landlord and Tenant represent to each other that neither party has dealt with any broker or any other person in connection with the Expansion Premises and this Second Amendment. Landlord and Tenant agree that each will hold harmless and indemnify the other from any loss, cost, damage, and expense, including reasonable attorney’s fees incurred by Landlord or Tenant for a commission or finder’s fee as a result of the falseness of this representation.

14.25. RIGHT OF FIRST OFFER:
Section 14.25 is hereby amended so as to delete any and all provisions as it relates to the “Suite 310 (4,247 rsf)” as moot.

14.27. EARLY ACCESS:
Section 14.27 is hereby deleted as moot.

Tenant accepts the Premises in its current “AS IS” condition and acknowledges that the Initial Premises are currently occupied by the Tenant and that the Expansion Premises, as delivered and currently constituted, is suitable for the Tenant’s intended use. Tenant acknowledges that all work, if any, contemplated in the Lease Agreement, including but not limited to the Exhibit B thereto, to be performed by the Landlord has been completed to the full satisfaction of the Tenant.

The Parties acknowledge that the Lease Agreement, Commencement Date Agreement, and this Second Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Lease Agreement or this Second Amendment or any exhibits or amendments thereto.

Except as specifically set forth herein, the Lease Agreement shall remain in full force and effect and is hereby ratified and affirmed by the Parties.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto set their hands and seals this 8/18/2023    day of August, 2023.

TENANT    LANDLORD
Ardelyx, Inc.    Prospect Fifth Ave LLC,

By:	/s/ Mike Raab	By:	/s/ Robert L. Duffy, Jr.
	Mike Raab, President & CEO		Robert L. Duffy, Jr. Manager
	Duly Authorized		Duly Authorized